UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Arlington Asset Investment Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On May 26, 2016, Arlington Asset Investment Corp. (the “Company”) issued a press release, which included a copy of a letter from the Company’s board of directors being mailed to the Company’s shareholders beginning on May 26, 2016. A complete copy of the press release and letter are included on the following pages.

ARLINGTON ASSET INVESTMENT CORP. ISSUES LETTER URGING SHAREHOLDERS TO

PROTECT THEIR DIVIDEND AND INVESTMENT

Recommends Shareholders Vote the WHITE Proxy Card Today "FOR ALL” Eight of

Arlington’s Highly Qualified and Experienced Director Nominees

ARLINGTON, Va., May 26, 2016 – Arlington Asset Investment Corp. (NYSE: AI) (the “ Company” or “Arlington”) today announced that it has filed and intends to mail a letter to shareholders in connection with the Company’s 2016 Annual Meeting of Shareholders to be held on June 9, 2016. This letter and other materials regarding the Arlington Board of Directors’ recommendation for the 2016 Annual Meeting can be found on the Company's website at www.arlingtonasset.com.

The full text of the letter is below:

VOTE TO CONTINUE ARLINGTON’S STRONG AND STABLE DIVIDEND

VOTE “FOR ALL” OF THE ARLINGTON BOARD NOMINEES ON THE WHITE PROXY CARD

May 26, 2016

Dear Fellow Arlington Shareholder:

The Arlington 2016 Annual Meeting of Stockholders is rapidly approaching and your vote is extremely important. You are being asked to choose between: the election of Arlington’s highly qualified and experienced nominees who have a track record of delivering robust, consistent dividends to our shareholders OR the election of candidates nominated by Imation Corp., a legacy technology company, and the Clinton Group, a New York City-based hedge fund (collectively, the “Imation Group”) with a track record of value destruction on a massive scale and who we believe intend to turn Arlington into an arm of their hedge fund business.

We urge you to protect your Arlington dividend and the value of your Arlington investment by voting the enclosed WHITE proxy card today “FOR ALL” eight of Arlington’s highly qualified and experienced nominees to the Arlington Board.

Your vote for the Arlington nominees on the WHITE proxy card is a vote FOR:

•	Strong, consistent dividends: Arlington’s current leadership has delivered consistent strong performance that has facilitated our payment of a robust dividend to shareholders each quarter for 25 consecutive quarters – totaling $19.40 per share. Independent analysts with many decades of experience covering our industry[1] agree that Arlington’s dividend is sustainable under our current strategy.

•	Ensuring Arlington remains aligned with shareholder interests: Your Board collectively owns more than 684,000 shares of Arlington stock[2], which is more than 60x the amount owned by the Imation Group. In fact, our Chief Executive Officer is so confident in the value and potential of Arlington and of our strategy, that last week he purchased an additional $216,425 worth of Arlington stock, which on its own is a larger investment in Arlington stock than the Imation Group’s.

•	Overseeing an efficient internally managed structure and responsible compensation practices: Arlington’s internally managed structure is efficient, lacks conflicts and is aligned with shareholder interests. Further, given the Board’s focus on controlling expenses, Arlington’s operating expenses were less than half of the median of its compensation peers in 2015 as a percentage of equity. In fact, Arlington management’s five-year total compensation is lower than the majority of its peers.

A vote for the Imation Group’s nominees is a vote for value destruction, self-dealing and a plan that we believe puts your dividend at risk. The Imation Group has:

•	A track record of value destruction: Though they are trying to take control of Arlington’s Board, Imation Corp. and the Clinton Group have delivered only value destruction to Imation’s shareholders. Since the Clinton Group won its proxy contest at Imation last year, Imation’s stock has lost approximately 65% of its value. And this disastrous trend is continuing: in its recent first quarter earnings, Imation posted a net loss of $91.1 million – representing a more than 500% deterioration of Imation’s results year-over-year – and Imation’s independent auditor declined to stand for re-election.

•	Conducted shameless and shameful self-dealing transactions, all paid for at the expense of Imation’s public stockholders: As Imation investors have lost value in their stock and received no dividends, the Imation board – controlled by the Clinton Group nominees and directors chosen and elected by the Clinton Group nominees – approved self-dealing transactions with the Clinton Group and other board members involving more than $50 million, representing more than 80% of the market capitalization of Imation today! In only 8 months, these insider deals include:

o	Deploying a plan to liquidate most of Imation’s assets while authorizing an investment of up to $35 million of Imation’s cash into a hedge fund managed by the Clinton Group;

o	Imation board approval of top-of-market performance fees for the Clinton Group (payable quarterly, even on unrealized gains); and

o	Millions of dollars in special consulting and compensation deals for Clinton Group nominees.

•	A plan that puts your dividend at risk: The Imation Group has disclosed a scheme for Arlington that is frighteningly similar to its self-serving and value destroying agenda at Imation, including:

o	Taking over Arlington’s Board, management and capital;

o	Terminating management; and

o	Hinting that it will turn Arlington into an externally managed hedge fund business, a practice that independent analysts recognize would significantly increase Arlington’s operating expenses, lead to management conflicts and give rise to exorbitant external management fees payable regardless of Arlington’s performance.

Given its track record at Imation and very small investment in Arlington (less than 0.05% of our stock) – which was made only in March 2016 – we believe that the Imation Group has nominated its controlling slate to appoint itself as Arlington’s external manager and extract value from Arlington at the expense of all other shareholders.

INDEPENDENT ANALYST RESEARCH CONTINUES TO SUPPORT THE ARLINGTON BOARD
AND RAISES SIGNIFICANT CONCERNS ABOUT THE IMATION GROUP’S TRACK RECORD AND

THE IMATION GROUP’S RISKY PLANS

“In 2015, the Clinton Group won a proxy fight against Imation and took over its Board of Directors. Based on the decline in [Imation] shares post-proxy fight (down more than 60%), there appears to be a risk that the insurgents' taking control of AI could be negative for AI shareholders. In our view:

(1) AI has an impressive independent Board of Directors;

(2) AI management had one of the best records of preserving book value among all mortgage REITs during the difficult 2Q13 "taper tantrum"; and

(3) while AI's record more recently has not been as strong, AI appears to be well positioned for the rising-rate environment that is most likely to transpire.

Therefore, keeping the current Board and management appears to us to be less risky than voting for the insurgents.”3 (Maxim Group Analyst Report, 5/24/16 – emphasis added)

PROTECT YOUR ARLINGTON DIVIDEND—VOTE THE WHITE PROXY CARD TODAY

We urge shareholders to avoid the excessive risk posed by the Imation Group. Vote “FOR ALL” of your Board’s experienced and highly qualified director nominees by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card today.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

The Arlington Board of Directors

Eric F. Billings	J. Rock Tonkel, Jr.	Daniel J. Altobello	Daniel E. Berce

David W. Faeder	Peter A. Gallagher	Ralph S. Michael, III	Anthony P. Nader, III

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or need assistance voting, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

IMPORTANT

We urge you NOT to sign any gold proxy card sent to you by the Imation Group.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, via Internet, or by signing, dating and returning the WHITE proxy card in the postage paid envelope provided.

About Arlington Asset Investment Corp.

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2016 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company's shareholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise as of April 7, 2016, is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders, filed with the SEC on April 18, 2016. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 16, 2016. These documents are available free of charge at the SEC's website at www.sec.gov.

Shareholders will be able to obtain, free of charge, copies of these documents, including any proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://www.arlingtonasset.com/.

This document contains quotes and excerpts from certain previously published material. Consent of the authors or publications has not been obtained to use the material as proxy soliciting material.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in our other filings with the SEC. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contacts

Investors:

Richard Konzmann

703.373.0200

ir@arlingtonasset.com

Jonathan Salzberger / Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media:
Steve Frankel / James Golden / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

1 See, for example Wunderlich Analyst Report, 5/11/16; Ladenburg Thalmann Analyst Report, 5/11/16; Maxim Group Analyst Report, 5/24/16.

2 Includes vested restricted stock units and restricted stock.

3 Permission to use quotations neither sought nor obtained.